Exhibit 99

Rockwell Automation Announces New Chief Financial Officer

Nicholas Gangestad to join the company on March 1

MILWAUKEE – Rockwell Automation, Inc. (NYSE:ROK), the world’s largest company dedicated to industrial automation and digital transformation, announced today that Nicholas Gangestad will join the company as senior vice president and chief financial officer on March 1. He will report to Rockwell Chairman and CEO Blake Moret.

Gangestad joins Rockwell after a long career with 3M, where he most recently served as the company’s chief financial officer and oversaw all aspects of the financial organization, including compliance, financial planning, treasury, and tax. Before his promotion to CFO in 2014, Gangestad served as 3M’s chief accounting officer, corporate controller, and also held global financial management roles overseeing teams and developing talent in Canada, Latin America, and Asia Pacific.

“Nick’s leadership experience, strong finance background, and deep understanding of our industrial customers will help Rockwell Automation drive its strategic vision and accelerate profitable growth,” Moret said. “We are thrilled to welcome him to a dynamic leadership team focused on generating superior customer and shareowner value.”

“It’s an honor to become part of the Rockwell team. They have already accomplished so much as a leader in industrial automation and I’m very excited to be joining at a time when software is becoming an increasingly important part of the business,” Gangestad said. “I’m energized by Rockwell’s people, its mission, and its strategies to improve productivity and sustainability for its customers. I look forward to working with the Rockwell team in achieving its vision for the future.”

Gangestad received an undergraduate degree from Augsburg University in Minneapolis and an MBA from the University of Minnesota.

Gangestad replaces Steve Etzel, who has served as interim CFO since November 2020. Etzel is a 30-year company veteran who postponed his previously announced retirement to fill the interim role. He will retire in 2021 after a transition period.

“Steve Etzel’s steady, thoughtful contributions to Rockwell and our stakeholders have been well-recognized for many years. His willingness to step up during our CFO transition has been especially appreciated,” said Moret. “The board and I wish him and his family the very best in his retirement.”

About Rockwell Automation

Rockwell Automation Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 23,500 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing the Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

Media Contact

Marci Pelzer

Director, External Communications

+1 414-382-5679

Mpelzer@rockwellautomation.com